Exhibit 10.40

SIXTH AMENDMENT TO CREDIT AGREEMENT

This Sixth Amendment to Credit Agreement (“Sixth Amendment”) is entered into as of June 20, 2025, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and NATURAL ALTERNATIVES INTERNATIONAL, INC. (“Borrower”).

RECITALS

A.    Reference is hereby made to those certain loans made by the Bank to Borrower (the “Loans”), pursuant to the terms of, and evidenced and guaranteed by, the following documents (the “Loan Documents”):

1.    That certain Credit Agreement dated as of May 24, 2021, by and between Borrower and the Bank, that certain First Amendment to Credit Agreement dated as of August 16, 2021, that certain Second Amendment to Credit Agreement dated as of January 31, 2022, that certain Third Amendment to Credit Agreement dated as of September 19, 2022, that certain Fourth Amendment to Credit Agreement and Waiver of Events of Default dated as of February 13, 2024, and that certain Fifth Amendment to Credit Agreement dated as of May 14, 2025 (as amended from time-to-time, the “Credit Agreement”);

2.    That certain Revolving Line of Credit Note in the original principal amount of $20,000,000 dated as of September 19, 2022, as modified by that certain First Modification to Promissory Note dated as of February 13, 2024, which among other things reduced the maximum indebtedness to $12,500,000 (as modified, the “LOC Note”), made by Borrower, in favor of Bank;

3.    That certain Term Note in the original principal amount of $10,000,000 dated as of August 16, 2021 (the “Term Note”), made by Borrower, in favor of Bank;

4.    That certain Security Agreement: Business Assets dated as of August 16, 2021, made by Borrower in favor of the Bank, which amended and restated that certain Security Agreement: Business Assets dated as of July 1, 2019.

5.    That certain Deed of Trust and Assignment of Rents and Leases dated as of August 16, 2021 (the “Deed of Trust”), made by and among Borrower, as trustor, TRSTE, Inc., as trustee, and the Bank, as beneficiary, encumbering that certain property located at 5928 Farnsworth Court, Carlsbad, CA 92008 (the “Real Property”), which was duly perfected by recording in the Official Records of San Diego County as Document No. 2021-0596209.

6.    The other agreements and documents executed and delivered in connection with the Loan, as further set forth and defined in the Credit Agreement as “Loan Documents” after giving effect to this Agreement.

B.    Certain Events of Default are outstanding under the Loan Documents, including that Borrower failed to maintain net income after taxes of not less than $1.00 and failed to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.25 to 1.00, for each of the fiscal quarters ending December 31, 2024 and March 31, 2025 (the “Specified Defaults”). Borrower also acknowledges that it anticipates that it will fail to maintain net income after taxes of not less than $1.00 and failed to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.25 to 1.00 for the fiscal quarter ending June 30, 2025 (the “Anticipated Defaults”).

C.    Borrower has requested that the Bank extend the maturity date of the LOC Note from June 23, 2025, to December 31, 2026, and to make certain additional amendments to the Loan Documents in order to provide Borrower additional time to satisfy its obligations to the Bank. The Bank has agreed, subject to and on the specific terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the above Recitals, and the covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Acknowledgment of Indebtedness. Borrower hereby acknowledges and agrees as follows:

(a)     Borrower is liable to the Bank for all obligations (hereafter, the “Indebtedness”) under the Loan Documents as set forth therein and herein. As of June 19, 2025, Borrower is liable to the Bank for:

(i)    $8,957,548.00 in principal with respect to the Term Note, plus accrued interest in the amount of $18,363.00.

(ii)    $2,400,000.00 in principal with respect to the LOC Note, plus accrued interest in the amount of $4,653.56.

(iii)    Fees and costs of the Bank in connection with the enforcement of its rights and remedies under the Loan Documents, including without limitation, legal fees and costs incurred by the Bank in the preparation of this Sixth Amendment (“Fees and Costs”), which shall be promptly repaid by Borrower upon the demand of the Bank, including as required under Section 3 of this Sixth Amendment.

2.    Conditions to Effectiveness of this Sixth Amendment. The effective date of this Sixth Amendment shall be the date that all the following conditions set forth in this Section 3 have been satisfied, as determined by the Bank and evidenced by the Bank’s system of record.

(a)    All legal matters incidental to the effectiveness of this Sixth Amendment shall be satisfactory to the Bank’s counsel.

(b)    The Bank shall have received the original of this Sixth Amendment fully executed by Borrower.

(c)    The Bank shall have received $20,000 as an extension fee.

(d)    The Bank shall have received $3,000 for reimbursement of the Bank’s estimated title fees and costs incurred in connection with this Sixth Amendment.

(e)    The Bank shall have received $9,500 for reimbursement of its legal fees and costs incurred in connection with the Loan. Borrower expressly agrees that the Bank may draw this amount, plus the extension fee set forth in Sections 2(c) and (d), above, from the account ending in xxxx5015 without further request to Borrower. Borrower acknowledges and agrees that the above-references fees and costs are estimated and that Borrower will promptly pay for additional fees and costs upon Borrower’s receipt of documentation reflecting that the Bank incurred such fees and costs.

(f)    The Bank shall have received funds sufficient to satisfy all monthly payment obligations.

(g)    All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of the Bank.

(h)    Except as to the Specified Defaults, there shall not exist any defaults or Events of Default under the Loan Documents that may be continuing on the date hereof or any circumstances that with the giving of notice, the passage of time or both will constitute defaults or Events of Default under the Loan Documents.

(i)    The Bank shall have received written evidence of Borrower’s internal approvals reflecting Borrower’s (and its respective signatories) authority to enter into this Sixth Amendment and execute the accompanying documents herewith. The Bank shall have also received such other and further documents, instruments and certificates as the Bank and its counsel shall reasonably request, all in form and substance satisfactory to the Bank and its counsel.

3.    Waiver of Events of Default. Upon the effectiveness of this Extension Agreement in accordance with Section 2, the Bank waives the Specified Defaults and prospectively waives the Anticipated Defaults.

4.    Amendment to Loan Agreement. Upon the effectiveness of this Extension Agreement in accordance with Section 2, above, the Loan Agreement is hereby amended as follows:

(a)     Section 1.1(a) of the Credit Agreement is hereby amended by deleting “Twelve Million Five Hundred Thousand Dollars ($12,500,000.00)” as the maximum principal amount available under the Line of Credit (as defined therein) and by substituting “Ten Million Dollars ($10,000,000.00)” therefor.

(b)     Section 1.2(c) of the Credit Agreement is hereby amended by deleting “one quarter percent (.25%)” as the unused commitment fee and by substituting “three hundred seventy five thousandths percent (.375%)” therefor.

(c)     Section 4.9(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Net income after taxes not less than (i) a net loss of $250,000 for the fiscal quarter ending September 30, 2025, (ii) a net loss of $750,000 for the six month fiscal period ending December 31, 2025 and (iii) $1.00 on a year to date basis for the fiscal quarter ending March 31, 2026 and each fiscal quarter thereafter.”

(d)     Section 4.9(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Fixed Charge Coverage Ratio calculated on a rolling 4-quarter basis of not less than 1.0 to 1.0 as of the fiscal quarter ending September 30, 2025, and not less than 1.25 to 1.0 as of the fiscal quarter ending December 31, 2025, and each quarter thereafter, with “Fixed Charge Coverage Ratio” defined as (a) the aggregate of net profit after taxes plus depreciation expense, amortization expense, interest expense, non-cash foreign exchange hedge losses, non-cash interest rate swap losses, and cash capital contributions minus dividends, redemptions and repurchases of equity interest, non-cash foreign exchange hedge gains, and non-cash interest rate swap gains, divided by (b) the aggregate of the current maturities of long-term debt, and interest expense.”

(e)    Section 5.2 of the Credit Agreement is hereby amended to add the following sentence to the end thereof: “Notwithstanding the foregoing, the Bank agrees that Borrower may exceed the foregoing maximum fiscal year expenditure by not more than $1,200,000 for solar panel installations at the property located at the facilities it leases in Vista, California, so long as Borrower receives a $1,200,000 rebate within the same fiscal year that the expenditure is incurred; provided that should Borrower receive the rebate in the fiscal year following the fiscal year the expenditure is incurred, then the $6,500,000 maximum expenditure shall be reduced for that subsequent fiscal year by $1,200,000, for an aggregate maximum expenditure totaling $5,300,000. For example, if Borrower incurs a $1,200,000 solar panel expenditure in the 2026 fiscal year but does not receive a $1,200,000 rebate until the 2027 fiscal year, then Borrower’s maximum permissible capital expenditures for the 2027 fiscal year shall be reduced to $5,300,000.”

5.    Representations and Warranties. Borrower hereby represents and warrants to the Bank as follows:

(a)    Recitals. The Recitals in this Sixth Amendment are true and correct in all respects.

(b)    Existence; Power; Authorization. The execution, delivery and performance by Borrower of this Sixth Amendment have been duly authorized by all necessary action and Borrower has all requisite power and authority to execute this Sixth Amendment and to perform all obligations hereunder. This Sixth Amendment has been duly executed and delivered by Borrower.

(c)    Enforceability. This Sixth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(d)    No Violation. The execution, delivery and performance by Borrower of this Sixth Amendment does not: (i) require any authorization, consent or approval by any governmental department, commission, board (other than Borrower’s Board of Directors), bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower; (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party by which it or its properties may be bound or affected; or (iv) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower whether now owned or hereafter acquired, other than liens in favor of the Bank.

(e)    Obligations Absolute. The obligation of Borrower to repay the Indebtedness, together with all interest accrued thereon, and to otherwise perform the obligations, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to the same. Other than as specifically set forth herein, this Sixth Amendment shall not constitute a waiver or relinquishment of any of the Bank’s rights and remedies nor an agreement to settle or compromise the same or to otherwise extend, modify or change the terms and conditions of the Loan Documents.

6.    Effect and Construction of Sixth Amendment. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Sixth Amendment shall not be construed to:

(a)    impair the validity, perfection or priority of any lien or security interest securing the obligations of Borrower under the Loan Documents;

(b)    waive or impair any rights, powers or remedies of the Bank under the Loan Documents;

(c)    constitute an election of remedies to the exclusion of any other remedies; or

(d)    amend, modify or alter any of the terms and conditions of the Loan Documents, including, without limitation the Events of Default section set forth in Article VI thereof.

7.    Waiver and Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows (“General Release”):

(a)    Release. Borrower, for itself and on behalf of its successors and assigns, do hereby release, acquit and forever discharge Bank, all of Bank’s predecessors in interest, and all of the Bank’s past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a “Released Claim” and collectively, the “Released Claims”), that Borrower now has or may acquire as of the later of: (i) the date this Sixth Amendment becomes effective through the satisfaction (or waiver by the Bank) of all conditions hereto; or (ii) the date that Borrower has executed and delivered this Sixth Amendment to the Bank (hereafter, the “Release Date”), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by the Bank, or any of the Bank’s predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b)     Borrower hereby acknowledges, represents and warrants to the Bank as follows:

(i)    Borrower understands the meaning and effect of Section 1542 of the California Civil Code which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(ii)    With regard to Section 1542 of the California Civil Code, Borrower agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of the Bank, and Borrower hereby waives and releases all rights and benefits which they might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c)    Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this General Release.

(d)    Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of the Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

8.    Miscellaneous.

(a)    Further Assurances. Borrower agrees to execute such other and further documents and instruments as the Bank may request to implement the provisions of this Sixth Amendment and to perfect and protect the liens and security interests created by the Loan Documents.

(b)    Benefit of Agreement. This Sixth Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including without limitation, the status of a third-party beneficiary of this Sixth Amendment.

(c)    Severability. The provisions of this Sixth Amendment are intended to be severable. If any provisions of this Sixth Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Sixth Amendment in any jurisdiction; provided, however, that if the “Waiver and Release” provision hereof, or any portion thereof, is held to be invalid, illegal or unenforceable in any respect, the Bank may terminate this Sixth Amendment, the effect of which will be that all outstanding principal, accrued and unpaid interest, and all costs and expenses arising out of the Loan Documents shall be immediately due and payable in full without notice or demand and the Bank shall be entitled to the immediate exercise of all rights and remedies available to it under the Loan Documents.

(d)    Counterparts; Facsimile or Scanned Signatures. This Sixth Amendment may be executed in any number of counterparts and by different parties to this Sixth Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or scanned and emailed shall be deemed to be an original signature hereto.

(e)    Amendment. No amendment, modification, rescission, waiver or release of any provision of this Sixth Amendment shall be effective unless the same shall be in writing and signed by the parties hereto.

9.    GOVERNING LAW. THIS SIXTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on the date first set forth above.

BORROWER:

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/
Michael Fortin, Chief Financial Officer

By:	/s/
Mark A. LeDoux, Chief Executive Officer, Chairman of the Board of Directors

THE BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/
Name: Casey P. Keller Title: Executive Director